EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Thursday, July 23, 2015



CHICAGO, ILLINOIS - July 23, 2015 - Ellen R. Gordon, Chairman,
Tootsie Roll Industries, Inc. reported second quarter and first half 2015 net sales and net earnings.

Second quarter 2015 net sales were $107,528,000 compared to $104,061,000 in second quarter 2014, an increase of $3,467,000 or 3%.
Second quarter 2015 net earnings were $11,059,000 compared to $9,026,000 in second quarter 2014, and net earnings per share were $.18 and $.14 in second quarter 2015 and 2014, respectively, an increase of $.04 per share or 29%.

First half 2015 net sales were $213,005,000 compared to $210,873,000 in first half 2014, an increase of $2,132,000 or 1%. First half 2015 net earnings were $20,213,000 compared to $18,607,000 in first half 2014, and net earnings per share were $.33 and $.30 in first half 2015 and 2014, respectively, an increase of $.03 per share or 10%.

Mrs. Gordon said, "Second quarter and first half 2015 net sales and net earnings benefited from successful marketing and sales programs, product line extensions and new products. Net earnings were favorably impacted by a foreign income tax settlement and resulting lower effective income tax rate which added $1,066,000 or approximately $.02 per share to both second quarter and first half net earnings. Lower distribution expense resulting from declining energy and fuel costs, improving manufacturing plant efficiencies driven by capital investments, and ongoing cost containment programs also contributed to improved results and mitigated other cost increases during the comparative periods. Although our overall comparative ingredient costs in both second quarter and first half 2015 were generally in line with the corresponding periods in 2014, certain key ingredient costs are higher this year. The Company's second quarter and first half 2015 net earnings per share benefited from common stock purchases in the open market resulting in fewer shares outstanding."






















                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                    JUNE 30, 2015 & JUNE 28, 2014

                                             SECOND QUARTER ENDED
                                            2015              2014

Net Product Sales                      $ 107,528,000     $ 104,061,000

Net Earnings                           $  11,059,000     $   9,026,000

Net Earnings Per Share   *             	   $ .18             $ .14

Average Shares Outstanding *              61,611,000        62,455,000


                                               SIX MONTHS ENDED
                                            2015              2014

Net Product Sales                      $ 213,005,000     $ 210,873,000

Net Earnings                           $  20,213,000      $ 18,607,000

Net Earnings Per Share   *                 $ .33             $ .30

Average Shares Outstanding *              61,717,000        62,538,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 10, 2015 and April 4, 2014.